LightPath Technologies Announces Second Quarter 2012 Financial Results

Reports Revenue Increase of 6%, Backlog Growth of 17%

ORLANDO, Fla., Feb. 9, 2012 /PRNewswire/ -- LightPath Technologies, Inc. (NASDAQ: LPTH) (the "Company," "LightPath" or "we"), a global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, announced today its financial results for the second quarter ended December 31, 2011. Full details are available in the Company's Quarterly Report on Form 10-Q filed today with the SEC at www.sec.gov.

(Logo: http://photos.prnewswire.com/prnh/20120202/FL45310LOGO )

Highlights:

  Backlog scheduled to ship within the next 12 months was $3.83 million as of December 31, 2011, an increase of approximately $554,000 from December 31, 2010.
  Revenue for the second quarter of fiscal 2012 was $2.67 million as compared to $2.53 million in the second quarter of fiscal 2011.
  Gross margin was 32% for the second quarter of fiscal 2012 as compared to 40% for the second quarter of fiscal 2011.
  EBITDA for the second quarter of fiscal 2012 was a gain of approximately $6,000 compared to a loss of approximately $45,000 in the second quarter of fiscal 2011.
  Net loss for the second quarter of fiscal 2012 was approximately $343,000 compared to a net loss of approximately $374,000 for the second quarter of fiscal 2011.
  Unit shipment volume in precision molded optics was up 30% in the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011.

Jim Gaynor, President and Chief Executive Officer of LightPath, commented, "Despite several negative economic circumstances affecting our markets, we were able to grow our revenue by 6% as compared to the second quarter of last year. Direct costs were as expected at 26% of sales, however, gross margin was lower than expected primarily due to a volume/mix change, a one-time cost for severance and an unusual customer accommodation return due to a specification change. During this quarter we also saw faster than forecasted price erosion for a few specific applications."

"We have initiated projects to improve our margins in several key areas; one that will lower our coating costs and a second to improve our tool life. Unit volume has continued to increase as we grow our low cost/high volume business. This unit growth combined with the conversion of ECO glass to our standard glass is improving our purchasing leverage on our major raw material. In addition, we have been able to reduce the headcount at our China facility due to improved press productivity and improved pressing yield. As we implement these improvements we anticipate that our gross margin will recover."

"Bookings were impacted by the economic uncertainty in Europe, which slowed our distribution and catalog sales, the continued weak construction industry in China which slowed the growth of our industrial tool volume and the impact of the Thailand flooding on some of our telecom customers. However, we have seen a significant recovery in bookings during January."

"We used $195,000 of cash during the quarter for purchases of new product tooling and equipment associated with our infrared development program. Cash provided by operations was $139,000 for the second quarter."

Mr. Gaynor continued, "Our focus remains on growing our revenue. The number and quality of opportunities under review continues to grow. In the past nine months, our product development team reviewed new designs which represent more than $8 million in sales opportunities. These opportunities are in addition to our current molded optics products. While we will not convert all of these opportunities to new business, it supports the level of growth we expect. These new lens opportunities combined with the growth we are seeing in collimators and infrared products confirms our belief that we have positioned the company for growth. We are very excited by the opportunities available to us."

Financial Results for Three Months Ended December 31, 2011

Revenue for the second quarter of fiscal 2012 totaled $2.67 million compared to $2.53 million for the second quarter of fiscal 2011, an increase of 6%. The increase from the second quarter of the prior fiscal year was primarily attributable to a 30% increase in sales volume of precision molded optics lens units, which accounted for 78% of our revenues. Despite the increase in the sales of precision molded optics lens units during the period, our average per unit selling price was lower due to a higher percentage of our sales being shipped against longer term negotiated contracts which have slightly lower prices.

Our gross margin percentage in the second quarter of fiscal 2012 compared to the second quarter of fiscal 2011 decreased to 32% from 40%. Total manufacturing cost of $1.83 million was approximately $300,000 higher in the second quarter of fiscal 2012 compared to the same period of the prior fiscal year. This increase in total manufacturing cost was due primarily to a change in the mix of the products sold as compared to the same period in fiscal 2011, one-time severance costs incurred with respect to Orlando and Shanghai employees, and a charge for the return of products by a customer resulting from customer specification changes.

Unit shipment volume in precision molded optics was up 30% in the second quarter of fiscal 2012 compared to the same period of the prior fiscal year, but our average selling prices were lower. In the second quarter of fiscal 2012, 46% of our precision molded optics sales in units were of more expensive glass types, compared to 15% in the same period last year.

Direct costs, which include material, labor and services, decreased to 26% of revenue in the second quarter of fiscal 2012, as compared to 28% of revenue in the second quarter of fiscal 2011. The decrease in direct costs was primarily due to lower lens-coating costs and improved labor productivity. We experienced an increase in labor costs at our Shanghai facility due to (i) increases in the minimum wage and higher benefit costs and (ii) an increase in employee headcount during portions of fiscal 2011 and fiscal 2012. Headcount in Shanghai was reduced during the second quarter of fiscal 2012 to reflect the improved productivity and yield and to better match our production requirements to our current 12-month backlog.

During the second quarter of fiscal 2012, total operating costs and expenses decreased by approximately $90,000 to $1.16 million compared to $1.25 million for the same period in fiscal 2011. Selling, general and administrative ("SG&A") expenses decreased by approximately $113,000 to $884,000 in the second quarter of 2012 compared to the second quarter of 2011. This decrease was primarily due to a $75,000 decrease in investor relations expenses and a $33,000 decrease in legal expenses. We intend to maintain SG&A costs generally at current levels, with some increases expected for sales and marketing.

The net result of the higher cost of goods sold and lower total operating costs and expenses is a net operating loss of approximately $320,000 for the second quarter of fiscal 2012.

Interest expense was approximately $23,000 in the second quarter of fiscal 2012 as compared to $113,000 in the second quarter of fiscal 2011. This higher interest expense last year resulted from the accelerated conversion by certain investors of their debentures into common stock in the second quarter of fiscal 2011, which reduced the Company's debt obligation by $100,000. .The accelerated conversion resulted in approximately $56,000 of costs associated with the principal amounts converted to be expensed during the second quarter of fiscal 2011 due to the interest and debt issuance costs being amortized over the full life of the debentures. The debentures issued in August 1, 2008 accounted for approximately all of the interest which accrues at 8% per annum, during the quarters ended December 31, 2011 and 2010.

Net loss for the second quarter of fiscal 2012 was approximately $343,000 or $0.04 per basic and diluted common share, compared to approximately $374,000 or $0.04 per basic and diluted per common share for the same period in fiscal 2011. Weighted-average basic shares outstanding increased to 9,761,129 in the second quarter of fiscal 2012 compared to 9,705,890 in the second quarter in fiscal 2011 primarily due to the issuance of shares of common stock related to the conversion of debentures in fiscal 2011.

Financial Results for Six Months Ended December 31, 2011

Revenue for the first half of fiscal 2012 totaled approximately $5.41 million compared to approximately $4.78 million for the first half of fiscal 2011, an increase of 13%. The increase from the first half of the prior fiscal year was primarily attributable to higher sales volumes in precision molded optics, which accounted for 78% of our revenues and higher sales of collimators. Although unit volumes of precision molded optics were 50% higher than last year, our average selling price was 20% lower. This is due to the product volume/mix change we experienced as high volume precision molded optics products became a larger percentage of our overall sales. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia, infrared lenses and collimators.

Our gross margin percentage in the first half of fiscal 2012 compared to the first half of fiscal 2011 decreased to 36% from 38%. Total manufacturing cost of approximately $3.48 million was approximately $523,000 higher in the first half of fiscal 2012 compared to the same period of the prior fiscal year. The decrease in gross margin was due primarily to a change in the mix of the products sold as compared to the same period in fiscal 2011, not achieving projected revenues as well as increased costs.

We sold 50% more precision molded optics lens units as compared to the first half of fiscal 2011 but our average selling price per unit in the first half of fiscal 2012 was 20% lower. The decrease in our average selling price per unit of precision molded optics lenses is due to a higher percentage of our sales being shipped against longer term negotiated contracts which have slightly lower prices. In the six months ended December 31, 2011, 50% of sales of our precision molded optics lens units were produced with more expensive glass types, compared to 15% of sales for the same period in the prior fiscal year. This increase was due to a mix change with fewer low cost precision molded optics lenses than forecasted. Our industrial tool lens volume grew but was under forecast as construction in China remained weak impacted by the continued tight monetary policy of the Chinese government. Management is committed to continuing efforts to transition more precision molded optics lenses to less expensive glass, which will contribute towards achieving profitability assuming we meet our sales targets and goals for producing and selling more low-cost lenses at higher volumes.

We also experienced an increase in labor costs and some one-time costs for severance incurred with respect to Orlando and Shanghai employees and an unusual charge for the return of products by a customer resulting from customer specification changes. We experienced an increase in labor costs at our Shanghai facility due to (i) increases in the minimum wage and higher benefit costs and (ii) an increase in employee headcount during portions of fiscal 2011 and fiscal 2012. Headcount in Shanghai was reduced during the first half of fiscal 2012 to reflect the improved productivity and yield and to better match our production requirements to our current 12-month backlog. Overtime expense paid to employees at our Orlando and Shanghai facilities also increased during the six months ended December 31, 2011. This increase in overtime expense was primarily due to certain production equipment being taken offline for repairs during a time when we were implementing a planned machine conversion. This led to a temporary decrease in tooling capacity and required that our employees work extra shifts in order to meet the demand for our products. Both the machine repairs to our Computerized Numerical Control ("CNC") equipment and the machine conversion are complete, which, we anticipate will reduce the likelihood of incurring significant overtime expense in the future.

Direct costs, which include material, labor and services, decreased to 27% of revenue in the first half of fiscal 2012, as compared to 28% of revenue in the first half of fiscal 2011, primarily due to productivity and yield improvements.

During the first half of fiscal 2012, total operating costs and expenses decreased by approximately $100,000 to approximately $2.46 million compared to approximately $2.56 million for the same period in fiscal 2011. SG&A expenses decreased by approximately $189,000 to $1.88 million in the first half of 2012 compared to the first half of 2011. This decrease was due to a $130,000 decrease in investor relations expenses, a $46,000 decrease in fees paid to NASDAQ and a $12,000 decrease in expenses for press releases. We intend to maintain SG&A costs generally at current levels, with some increases expected for sales and marketing.

The net result of the higher cost of goods sold and lower total operating costs and expenses is a net operating loss of approximately $529,000 for the first half of fiscal 2012.

Interest expense was approximately $47,000 in the first half of fiscal 2012 as compared to $494,000 in the first half of fiscal 2011. This higher interest expense last year resulted from the accelerated conversion by certain investors of their debentures into common stock in the first half of 2011, which reduced the Company's debt obligation by $832,500. The accelerated conversions during the first half of 2011 resulted in approximately $256,000 of debt costs associated with the principal amount converted to be expensed during the first half of fiscal 2011 due to the interest and debt issuance costs being amortized over the full life of the debentures. The debentures issued in August 1, 2008 accounted for approximately all of the interest reported which accrues at 8% per annum, during the six months ended December 31, 2011 and 2010.

Net loss for the first half of fiscal 2012 was approximately $542,000 or $0.06 per basic and diluted common share, compared to approximately $1.23 million or $0.13 per basic and diluted per common share for the same period in fiscal 2011. Weighted-average basic shares outstanding increased to 9,753,618 in the first half of fiscal 2012 compared to 9,359,068 in the first half in fiscal 2011 primarily due to the issuance of shares of common stock related to the conversion of debentures in fiscal 2011.

Cash and cash equivalents totaled approximately $595,000 at December 31, 2011. Total current assets and total assets at December 31, 2011 were approximately $4.61 million and $7.09 million compared to $4.61 million and $7.12 million, respectively, at June 30, 2011. Total current liabilities and total liabilities at December 31, 2011 were approximately $1.85 million and $3.34 million compared to $1.53 million and $3.09 million, respectively, for June 30, 2011. As a result, the current ratio as of December 31, 2011 decreased to 2.49 to 1 compared to 3.01 to 1 at June 30, 2011. Total stockholders' equity at December 31, 2011 totaled $3.75 million compared to $4.04 million at June 30, 2011.

As of December 31, 2011 our backlog of orders scheduled to ship in the next 12 months, was $3.83 million compared to $3.87 million as of June 30, 2011.

Investor Conference Call and Webcast Details:

LightPath will host an audio conference call and webcast on Thursday, February 9th at 4:00 p.m. ET to discuss the Company's financial and operational performance for the second quarter and six-months of fiscal year 2012.

Conference Call Details

Date: Thursday, February 9, 2012
Time: 4:00 p.m. (ET)
Dial-in Number: 1-877-317-6789
International Dial-in Number: 1-412-317-6789
Webcast http://www.videonewswire.com/event.asp?id=84974

It is recommended that participants dial-in approximately 5 to 10 minutes prior to the start of the 4:00 p.m. call. A transcript archive of the webcast will be available for viewing or download on the company web site within forty eight hours after the call is concluded.

About LightPath Technologies

LightPath manufactures optical products including precision molded aspheric optics, GRADIUM® glass products, proprietary collimator assemblies, laser components utilizing proprietary automation technology, higher-level assemblies and packing solutions. The Company's products are used in various markets, including industrial, medical, defense, test & measurement and telecommunications. LightPath has a strong patent portfolio that has been granted or licensed to it in these fields. For more information visit www.lightpath.com.

The discussions of our results as presented in this release include use of non-GAAP terms "EBITDA" and "gross margin." Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with Generally Accepted Accounting Principles ("GAAP"). We believe that gross margin, although a non-GAAP financial measure is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation, amortization and interest expense. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net loss to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term "Earnings Before Interest, Taxes, Depreciation and Amortization" and the acronym "EBITDA."

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continuing reductions in cash usage and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
LightPath Technologies, Inc.
Jim Gaynor
President & CEO
or
Dorothy Cipolla
CFO
+1 (407) 382-4003
dcipolla@lightpath.com

LIGHTPATH TECHNOLOGIES, INC. EBITDA

	(Unaudited) Three months ended December 31,		(Unaudited) Six months ended December 31,
	2011	2010	2011	2010

Net loss	$ (343,299)	$ (373,714)	$ (541,746)	$ (1,226,664)
Depreciation and amortization	326,269	215,727	571,707	427,270
Interest expense	22,566	113,127	46,786	493,637
EBITDA	$ 5,536	$ (44,860)	$ 76,747	$ (305,757)

LIGHTPATH TECHNOLOGIES, INC. Consolidated Balance Sheets

	(unaudited)
	December 31,	June 30,
Assets	2011	2011
Current assets:
Cash and cash equivalents	$595,388	$928,900
Trade accounts receivable, net of allowance of $15,802 and $7,245	1,833,358	1,833,044
Inventories, net	1,792,696	1,622,637
Other receivables	-	30,943
Prepaid interest expense	50,750	7,250
Prepaid expenses and other assets	340,421	189,630
Total current assets	4,612,613	4,612,404
Property and equipment, net	2,360,346	2,373,022
Intangible assets, net	84,699	101,133
Debt costs, net	5,564	7,180
Other assets	27,737	27,737
Total assets	$7,090,959	$7,121,476
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,315,944	$928,790
Accrued liabilities	74,238	123,705
Accrued payroll and benefits	460,738	481,318
Total current liabilities	1,850,920	1,533,813

Deferred rent	404,403	464,262
8% convertible debentures to related parties	1,012,500	1,012,500
8% convertible debentures	75,000	75,000
Total liabilities	3,342,823	3,085,575

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 9,761,129 and 9,713,099
shares issued and outstanding, respectively	97,611	97,131
Additional paid-in capital	207,868,807	207,636,440
Accumulated other comprehensive income	71,727	50,593
Accumulated deficit	(204,290,009)	(203,748,263)
Total stockholders’ equity	3,748,136	4,035,901
Total liabilities and stockholders’ equity	$7,090,959	$7,121,476

LIGHTPATH TECHNOLOGIES, INC. Consolidated Statements of Operations and Comprehensive Income (unaudited)

	Three months ended		Six months ended
	December 31,		December 31,
	2011	2010	2011	2010
Product sales, net	$ 2,672,138	$2,528,074	5,405,263	$4,781,996
Cost of sales	1,828,368	1,527,941	3,478,869	2,955,415
Gross margin	843,770	1,000,133	1,926,394	1,826,581
Operating expenses:
Selling, general and administrative	883,882	997,329	1,879,503	2,068,527
New product development	271,532	248,507	559,251	471,092
Amortization of intangibles	8,217	8,217	16,434	16,434
Gain on sale of property and equipment	—	—	—	(540)
Total costs and expenses	1,163,631	1,254,053	2,455,188	2,555,513
Operating loss	(319,861)	(253,920)	(528,794)	(728,932)
Other income (expense):
Interest expense	(21,750)	(28,977)	(45,170)	(116,299)
Interest expense - debt discount	—	(60,178)	—	(269,844)
Interest expense - debt costs	(816)	(23,972)	(1,616)	(107,494)
Other income (expense), net	(872)	(6,667)	33,834	(4,095)
Total other income (expense), net	(23,438)	(119,794)	(12,952)	(497,732)
Net loss	$ (343,299)	$ (373,714)	$ (541,746)	$ (1,226,664)
Loss per common share (basic and diluted)	$ (0.04)	$ (0.04)	$ (0.06)	$ (0.13)
Number of shares used in per share calculation	9,761,129	9,705,890	9,753,618	9,359,068
(basic and diluted)
Foreign currency translation adjustment	9,278	(5,476)	21,134	(28,316)
Comprehensive loss	$ (334,021)	$ (379,190)	$ (520,612)	$ (1,254,980)

LIGHTPATH TECHNOLOGIES, INC. Consolidated Statements of Cash Flows (unaudited)

	Six Months ended
	December 31,
	2011	2010
Cash flows from operating activities
Net loss	$ (541,746)	$ (1,226,664)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	571,707	427,270
Interest from amortization of debt discount	—	269,844
Interest from amortization of debt costs	1,616	107,494
Gain on sale of property and equipment	—	(540)
Stock based compensation	137,976	103,900
Change in provision for doubtful accounts receivable	8,557	(2,903)
Deferred rent	(59,859)	(48,447)
Changes in operating assets and liabilities:
Trade accounts receivables	(8,871)	147,584
Other receivables	30,943	—
Inventories	(170,059)	(323,064)
Prepaid expenses and other assets	(30,764)	210,001
Accounts payable and accrued liabilities	317,107	390,747
Net cash provided by operating activities	256,607	55,222
Cash flows from investing activities
Purchase of property and equipment	(542,597)	(631,953)
Proceeds from sale of equipment	—	540
Net cash used in investing activities	(542,597)	(631,413)
Cash flows from financing activities
Proceeds from exercise of stock options	—	5,653
Proceeds from sale of common stock from employee stock purchase plan	7,871	4,888
Deferred costs associated with equity financing	(76,527)	—
Costs associated with conversion of debentures	—	(6,748)
Exercise of warrants	—	231,659
Net cash provided by (used in) financing activities	(68,656)	235,452
Effect of exchange rate on cash and cash equivalents	21,134	(28,316)
Decrease in cash and cash equivalents	(333,512)	(369,055)
Cash and cash equivalents, beginning of period	928,900	1,464,351
Cash and cash equivalents, end of period	$ 595,388	$ 1,095,296
Supplemental disclosure of cash flow information:
Interest paid in cash	$ -	$ 80
Income taxes paid	3,694	160
Supplemental disclosure of non-cash investing & financing activities:
Convertible debentures converted into common stock	$ -	$ 832,500
Accrued deferred costs associated with equity financing	144,070	-
Prepaid interest on convertible debentures through the issuance of common stock	87,000	-

LIGHTPATH TECHNOLOGIES, INC. Consolidated Statement of Stockholders' Equity Six months ended December 31, 2011 (unaudited)

				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comprehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balance at June 30, 2011	9,713,099	$ 97,131	$ 207,636,440	$ 50,593	$ (203,748,263)	$ 4,035,901
Issuance of common stock for:
Employee stock purchase plan	6,198	62	7,809	—	—	7,871
Interest payment on convertible debentures	41,832	418	86,582	—	—	87,000
Stock based compensation on stock
options and restricted stock units	—	—	137,976	—	—	137,976
Net loss	—	—	—	—	(541,746)	(541,746)
Foreign currency translation adjustment	—	—	—	21,134	—	21,134
Balance at December 31, 2011	9,761,129	$ 97,611	$ 207,868,807	$ 71,727	$ (204,290,009)	$ 3,748,136